Exhibit 99.1

February 10, 2015

Contact:	Douglas J. Glenn
President and Chief Executive Officer
(757) 217-1000

Hampton Roads Bankshares and Bank of Hampton Roads Announce Termination of Memorandum of Understanding with the Federal Reserve Bank of Richmond and Virginia Bureau of Financial Institutions

- Company is no longer subject to any formal supervisory action

VIRGINIA BEACH, Va., Feb. 10, 2015 (GLOBE NEWSWIRE) -- Hampton Roads Bankshares, Inc. (Nasdaq:HMPR) (the "Company"), the holding company for The Bank of Hampton Roads ("BHR") and Shore Bank (“Shore”), today announced that on February 5, 2015, the Federal Reserve Bank of Richmond ("FRB") and the Virginia Bureau of Financial Institutions ("BFI") terminated a Memorandum of Understanding (“MOU”) entered into on March 26, 2014, among the Company, BHR, FRB and the BFI. The Company and BHR are no longer subject to the terms and conditions of the MOU or any other formal supervisory actions, restrictions or requirements.  Shore was not a party to the MOU.

Douglas J. Glenn, President and Chief Executive Officer of the Company and Chief Executive Officer of BHR, said, "We work every day to ensure that we are building the foundations of an exceptional company, not only for now but for the future.  Navigating through our regulatory concerns has been a long and sometimes humbling journey but the resulting improvements in our financial condition and operations have made us much stronger as we move forward to achieve our vision of Making Dreams Come True!”

About Hampton Roads Bankshares

Hampton Roads Bankshares, Inc. is a bank holding company that was formed in 2001 and is headquartered in Virginia Beach, Virginia. HRB’s primary subsidiaries are BHR, which opened for business in 1987, and Shore, which opened in 1961 (the “Banks”). The Banks engage in general community and commercial banking business, targeting the needs of individuals and small to medium-sized businesses. Currently, BHR operates banking offices in Virginia and North Carolina doing business as The Bank of Hampton Roads and Gateway Bank & Trust Co. Shore serves the Eastern Shore of Virginia, eastern Maryland, and southern Delaware through eight banking offices, ATMs, and loan production offices in Baltimore, Maryland and Rehoboth Beach, Delaware. Through various affiliates, the Banks also offer mortgage banking services. Shares of the HRB’s common stock are traded on the NASDAQ Global Select Market under the symbol “HMPR.” Additional information about HRB and its subsidiaries can be found at www.hamptonroadsbanksharesinc.com.

Caution About Forward-Looking Statements

Certain statements made in this press release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that include projections, predictions, expectations, or beliefs about events or results or otherwise are not statements of historical facts, including statements about future trends and strategies and the expected performance of HRB's operations, divisions, personnel and branches. Although HRB believes that its expectations with respect to such forward-looking statements are based upon reasonable assumptions within the bounds of its existing knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of HRB will not differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual events or results to differ significantly from those described in the forward-looking statements include, but are not limited to those described in the cautionary language included under the headings "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in HRB's Annual Report on Form 10-K for the fiscal year ended December 31, 2013, Quarterly Report on Form 10-Q for the quarter ended September 30, 2014, and other filings made with the SEC.